Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2021

Shareholders, Clients and Team Members:

I am pleased to inform you that your Company is off to a solid start in 2021. Despite the current unparalleled operating environment, your Company recorded pre-tax income of $5.0 million for the first three months of 2021, compared to $1.2 million for the same period of 2020. In addition, the Company’s Board of Directors approved a $0.17 per common share dividend, which was a 6.25% increase from last quarter and amounted to approximately 13.5% of net income for the first quarter.

During the first quarter, team members were once again focused on delivering funds to those in our communities through the third round of Paycheck Protection Program funding. Those efforts provided $48.4 million in funding to more than 1,200 organizations generating $3.8 million in loan fees to the Company. The Company realized $870,000 in loan fees during the first quarter, which increased interest income. As of March 31, 2021, the Company had $3.4 million in unrealized loan fees remaining from this program.

The Company’s first quarter earnings were also positively impacted by continued strength in our residential mortgage originations. The Company sold $117.6 million in residential mortgage loans, which generated $4.6 million in gain on sale of loans, an increase of $2.0 million (77.2%) from the same period in 2020. Additionally, other non-interest income was increased by a $583,000 increase in the fair value of mortgage servicing rights as the result of a decrease in prepayment speeds at the end of the quarter.

The aforementioned results and the Company’s continued successes are only possible because of the ongoing dedication of the Company’s committed team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Three months ended March 31, 2021	Three months ended March 31, 2020
	(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$9,490	$9,232
Interest expense	835	2,108
Net interest income	8,655	7,124
Provision for loan losses	300	550
Net interest income after provision for loan losses	8,355	6,574
Non-interest income	5,741	2,834
Non-interest expenses	9,106	8,210
Income before income taxes	4,990	1,198
Provision for income taxes	873	110
Net income	$4,117	$1,088

Average common shares outstanding (basic)	3,277,744	3,270,066

PER COMMON SHARE
Net income	$1.26	$0.33
Book value	$34.18	$30.11
Tangible book value (non-GAAP)*	$25.27	$21.12
Closing price	$25.25	$16.25

FINANCIAL RATIOS
Return on average assets	1.66%	0.49%
Return on average tangible equity (non-GAAP)*	19.94%	6.40%
Net interest margin, tax equivalent (non-GAAP)*	3.85%	3.60%
Efficiency ratio (non-GAAP)*	62.51%	81.30%
Loans (including held for sale) to deposits	71.62%	81.86%

PERIOD END BALANCES

	As of March 31, 2021	As of December 31, 2020
Assets	$1,026,974	$978,532
Loans, gross	$636,374	$634,103
Deposits	$888,561	$838,378
Shareholders' equity	$112,071	$111,599

Common shares outstanding	3,278,789	3,271,984

* Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include tangible book value, return on average tangible equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying table. Management, as well as regulators, financial analysts and other investors may use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

United Bancshares, Inc.

and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

Shareholders' Equity to Tangible Equity	March 31, 2021	March 31, 2020
Shareholders' equity	$112,071	$98,482
Less goodwill and other intangibles	29,224	29,372
Tangible common equity	$82,847	$69,110
Average Shareholders' equity	$111,839	$97,336
Less average goodwill and other intangibles	29,236	29,386
Average tangible common equity	$82,603	$67,950

Tangible Book Value Per Common Share
Tangible common equity (a)	$82,847	$69,110
Total common shares issued and outstanding (b)	3,278,789	3,271,984
Tangible book value per common share (a)/(b)	$25.27	$21.12

Return on Average Tangible Equity
Net income, annualized (c)	$16,468	$4,352
Average tangible common equity (d)	$82,603	$67,950
Return on average tangible common equity (c/d)	19.94%	6.40%

Net Interest Margin, Tax-Equivalent
Net interest income, annualized	$34,620	$28,496
Tax-equivalent adjustment, annualized	684	560
Tax-equivalent net interest income, annualized (e)	$35,304	$29,056
Average earning assets (f)	$916,214	$806,106
Net interest margin, tax-equivalent (e)/(f)	3.85%	3.60%

Efficiency Ratio, Tax-Equivalent
Non-interest expense, annualized (g)	$36,424	$32,840
Tax-equivalent net interest income, annualized	35,304	29,056
Non-interest income, annualized	22,964	11,336
Total revenue, annualized (h)	$58,268	$40,392
Efficiency ratio (g)/(h)	62.51%	81.30%

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

103 E. Perry St.

Paulding, OH 45879

419-567-1075

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402